EXHIBIT 2

Transactions in the Common Shares of the Issuer by FdSM
From: February 20, 2007
To: April 20, 2007

FdSM

Transaction	Date	Price (in $)	Number of Shares

Purchase Purchase Purchase Purchase Purchase Purchase Purchase Purchase Purchase Purchase Purchase	2/20/2007 2/21/2007 2/22/2007 2/23/2007 2/26/2007 2/27/2007 2/28/2007 3/1/2007 3/2/2007 4/10/2007 4/20/2007	5.4979 5.5000 5.5000 5.7000 5.6998 5.4950 5.6849 5.4500 5.4480 5.1254 5.5620	500,000 41,000 41,564 50,000 232,646 21,536 713,254 8,146 664,143 250,000 516,300